UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 5, 2009

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The purpose of the GTC Biotherapeutics, Inc. 2008 Retention Incentive Plan, or Retention Plan, was to encourage the continued employment of several key personnel, including our executive officers, through the grant of equity awards and other payments conditioned on continued employment with GTC. As originally adopted in June 2008, the Retention Plan included awards of restricted stock units, which have now fully vested as of June 2009, and awards payable in cash or stock as of March 31, 2010. After reviewing the Retention Plan and the risks to our business with its original terms in light of our recent restructuring and our current stock price, the Compensation Committee of our Board of Directors determined that the plan was no longer providing the retention incentives originally contemplated and that it needed to be modified to minimize the risk of losing valuable employees.

In exercising its discretion in administering the Retention Plan, the Compensation Committee determined that the awards scheduled to be paid to employees on March 31, 2010 should be paid in cash at revised amounts designed, in combination with the stock component previously received by plan participants, to provide a meaningful level of retention incentive. Eligible participants besides our executive officers continue to include Vice Presidents, Senior Directors, Directors and Associate Directors. As provided in the original Retention Plan, if we terminate a participant’s employment without cause prior to March 31, 2010, the participant will be entitled to receive his or her retention payment within 30 days following the date of termination of employment.

The details of the revised awards to our named executive officers are set forth on the schedule filed with this Current Report as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Schedule of Retention Plan Awards to Named Executive Officers. Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated:	November 6, 2009	By:	/S/ JOHN B. GREEN
John B. Green
Senior Vice President, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Schedule of Retention Plan Awards to Named Executive Officers. Filed herewith.